Exhibit 99.1

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

Unaudited Combined Financial Statements

For the Twenty-Six Weeks Ended

August 3, 2019 and August 4, 2018

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	26 Weeks Ended
In thousands	August 3, 2019	August 4, 2018
NET SALES	$234,139	$256,551
COST and EXPENSES
Cost of sales and occupancy	169,466	188,599
Selling and administrative	58,776	59,717
Impairment of property and equipment	—	56
Depreciation and amortization	2,456	3,171
Gain on sale of assets	(2,192)	—
Total costs and expenses	228,506	251,543
Operating income	5,633	5,008
Interest expense	(1,786)	(2,038)
Other income	6	106
Income before income taxes	3,853	3,076
Income tax expense	57	82
NET INCOME	$3,796	$2,994

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED BALANCE SHEETS (Unaudited)

In thousands	August 3, 2019 (Unaudited)	August 4, 2018 (Unaudited)	February 2, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,413	$248	$445
Accounts and franchisee receivables, net	1,131	7,112	2,026
Merchandise inventories	96,887	89,810	98,237
Due from Parent	2,485	3,277	2,318
Prepaid expenses and other current assets	2,247	6,077	7,983
Total current assets	104,163	106,524	111,009
PROPERTY AND EQUIPMENT, net	14,894	20,132	16,902
OPERATING LEASE RIGHT OF USE ASSETS	107,714	—	—
OTHER ASSETS, net	798	3,117	458
TOTAL ASSETS	$227,569	$129,773	$128,369
LIABILITIES
CURRENT LIABILITIES
Payable to related party	$45	$3,893	$2,843
Accounts payable	17,548	9,584	16,437
Current operating lease liabilities	29,616	—	—
Other current liabilities	16,388	23,585	24,417
Total current liabilities	63,597	37,062	43,697
LONG-TERM OPERATING LEASE LIABILITIES	77,881	—	—
OTHER LONG-TERM LIABILITIES	837	1,705	1,600
TOTAL LIABILITIES	142,315	38,767	45,297
EQUITY
Net Parent investment	85,254	91,006	83,072
TOTAL LIABILITIES AND EQUITY	$227,569	$129,773	$128,369

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED STATEMENTS OF CHANGES IN EQUITY (Unaudited)

	26 weeks ended
In thousands	August 3, 2019	August 3, 2018
Net Parent Investment at February 2, 2019 and February 3, 2018	$83,072	$100,109
Net income	3,796	2,994
Transfers to parent	(1,094)	(11,593)
Cumulative effect of adjustment from adoption of new accounting standards – ASC 842 and ASC 606, respectively	(520)	(504)
Net Parent Investment at August 3, 2019 and August 4, 2018	$85,254	$91,006

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

	26 weeks ended
In thousands	August 3, 2019	August 4, 2018
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$3,796	$2,994
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,456	3,171
Gain on sale of assets	(2,192)	—
Impairment of property and equipment	—	56
Provision for losses on franchisee receivables	19	99
Changes in operating assets and liabilities:
Accounts and franchisee receivables	876	(5,929)
Merchandise inventories	1,350	9,939
Payable to related party	(2,798)	(324)
Accounts payable	1,111	(1,923)
Store closing accrual	(213)	(1,871)
Customer deposits	13	(10)
Due from Parent	(167)	(744)
Other operating assets and liabilities, net	(4,595)	6,646
Net cash (used in) provided by operating activities	(344)	12,104
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property	2,877	—
Purchase of property and equipment	(471)	(733)
Net cash provided by (used in) investing activities	2,406	(733)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to Parent, net	(1,094)	(11,593)
Net cash used in financing activities	(1,094)	(11,593)
NET CHANGE IN CASH AND CASH EQUIVALENTS	968	(222)
CASH AND CASH EQUIVALENTS - Beginning of Period	445	470
CASH AND CASH EQUIVALENTS - End of Period	$1,413	$248

See Notes to Combined Financial Statements.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

NOTE 1—BACKGROUND, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background

Sears Outlet Stores, (“SOS,” the “Company,” the “Business”, “we,” “our,” or “us”) is a carve-out business of Sears Hometown and Outlet Stores, Inc. (“SHO” or “Parent”) which combines the accounts of Sears Outlet Stores, L.L.C., Leasing Operations, LLC, Outlet Merchandise, LLC, and the operations of nine Buddy’s Home Furnishings stores where we are a franchisee. On April 23, 2012, SHO was formed as a wholly owned subsidiary of Sears Holdings, and on October 11, 2012, Sears Holdings completed the separation of SHO. On October 23, 2019, SHO completed the sale of the Company, including substantially all of the assets and liabilities to Franchise Group Newco S, LLC (the “Purchaser”), an indirect subsidiary of Franchise Group, LLC (formerly known as Liberty Tax, LLC), pursuant to the Equity and Asset Purchase Agreement, dated as of August 27, 2019.

The Company is a national retailer primarily focused on providing customers with in-store and online access to purchase, at prices that are significantly lower than list prices, new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, apparel, mattresses, lawn and garden equipment, sporting goods and tools.

As of August 3, 2019, we operated 13 distribution centers and 127 Sears Outlet retail stores in the United States including one distribution center and store in Puerto Rico. Our independent franchisees operated four of our Sears Outlet retail stores. The business model and economic structure of the franchisee operated stores, which are independently owned, are substantially similar to Company-operated stores in many respects. The Company requires all of the stores to operate under specified circumstances according to the Company’s standards. Stores must display the required merchandise, offer all required products and services, and use the Company’s point of sale system. Also, the Company has the right to approve advertising and promotional and marketing materials and imposes specified advertising requirements on the owners. The Company owns the merchandise, establishes all selling prices for the merchandise, and bears general inventory risk (with specific exceptions) until sale of the merchandise and if the customer returns the merchandise. In addition, because each transaction is recorded in the Company’s point of sale system, the Company bears customer credit risk. The Company establishes a commission structure for stores operated by our franchisees and pays commissions when our franchisees sell the merchandise and services. Several of the primary differences between Company-operated stores and franchisee-operated stores are that (1) the Company is responsible for occupancy and payroll costs associated with Company-operated stores while our franchisees are responsible for these costs for their stores, (2) the Company is responsible for all terms and conditions of employment for the employees in the Company-operated stores and our franchisees are responsible for all terms and conditions of employment for the employees in their stores, and (3) we pay commissions to our franchisees.

We also operated nine Buddy’s Home Furnishings stores where we are a franchisee, enabling us to benefit from Buddy’s expertise and system infrastructure in the rent-to-own business which we own the inventory that we rent to our customers.

Basis of Presentation

Stand-alone financial statements have not been historically prepared for the business. The accompanying Unaudited Combined Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. These Unaudited Combined Financial Statements are presented as carve-out financial statements and reflect the combined historical results of operations, balance sheets and cash flows of the Company. All intercompany balances and transactions within the Company have been eliminated in these Unaudited Combined Financial Statements. As described in Note 7 Related Party Agreements and Transactions, certain transactions between the Company and our Parent have been included in these Unaudited Combined Financial Statements.

The Combined Balance Sheets reflect, among other things, all the assets and liabilities of the Company that are specifically identifiable as being directly attributable to the Company, including net Parent investment as a component of equity. Net Parent Investment represents our Parent’s historical investment in the Company and includes accumulated net earnings (loss) attributable to our Parent, the net effect of certain transactions with our Parent and our Parent’s subsidiaries, and cost allocations from our Parent that were not historically allocated to the Company.

SHO uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from SHO during the periods presented. Cash pooling arrangements are excluded from the asset and liability balances in the Combined Balance Sheets. These amounts have instead been reported as Net Parent Investment.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

SHO and its subsidiaries provide a variety of services to the Company. The Combined Statements of Operations includes expense allocations for services and certain support functions that are provided on a centralized basis within SHO such as legal, information technology, human resources, corporate audit, treasury and various other SHO corporate functions that are allocated to the Company and reflected in the Combined Statements of Operations within total costs and expenses. Where allocations of amounts were necessary, the Company believes the allocation of these amounts were determined on a reasonable basis, reflecting all of the costs of the Company, and consistently applied in the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Company operated as a separate stand-alone entity during the periods presented. Consequently, these Unaudited Combined Financial Statements do not necessarily represent the results the Company would have achieved if the Company had operated as a separate stand-alone entity from SHO during the periods presented.

As noted above, the Company depends on SHO to provide all key products and services to the Company and SHO depends on Transform Holdco (Sears Holdings prior to Transform Holdco acquiring most of the operating assets and assuming the related operative agreements and obligations of Sears Holdings from bankruptcy in mid-February 2019) for most of its key products and services. Consequently, if Transform Holdco is unwilling, unable, or otherwise fails to provide these key products and services or if Transform Holdco’s brands are impaired, the Company could be materially and adversely affected. These key products and services include:

•	inventory procurement, including KCD (KENMORE®, CRAFTSMAN®, and DIEHARD®) products and other products, which collectively account for a majority of SHO’s revenue. Products which SHO acquired through Transform Holdco (Sears Holdings prior to mid-February 2019) accounted for approximately 71% and 87% of our total purchases of inventory from all vendors during the first two quarters of 2019 and 2018, respectively

•	logistical, supply chain, and inventory support services,

•	online, computer and information technology infrastructure (including the point-of-sale system used by the Company and dealers and franchisees), and support,

•	use of the Sears brand name and other intellectual property owned by Transform Holdco.

Variable Interest Entities

On an ongoing basis the Company evaluates its business relationships, such as those with its franchisees, to identify potential variable interest entities. Generally, these businesses qualify for a scope exception under the consolidation guidance, or, where a variable interest exists, the Company does not possess the power to direct the activities that most significantly impact the economic performance of these businesses. The Company has not consolidated any of such entities in the periods presented.

SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

Our second fiscal quarter end is on the Saturday closest to July 31. For 2019 and 2018, our second fiscal quarters ended as follows. The following fiscal periods (year-to-date basis) are presented herein.

Fiscal Year	Ended	Weeks
2019	August 3, 2019	26
2018	August 4, 2018	26

Our fiscal years end on the Saturday closest to January 31. Unless otherwise stated, references to specific years and quarters in these notes are to fiscal years and fiscal quarters.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors that management believes to be reasonable under the circumstances. Adjustments to estimates and assumptions are made when facts and circumstances dictate. As future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying financial statements. Significant estimates and assumptions are required as part of determining inventory and accounts and franchisee receivables valuation, estimating depreciation and recoverability of long-lived assets, establishing insurance, warranty, legal and other reserves, performing long-lived asset impairment analysis, and establishing valuation allowances on deferred income tax assets and reserves for tax examination exposures.

Cash and Cash Equivalents

Cash equivalents include deposits in-transit from banks for payments related to third-party credit card and debit card transactions.

Under SHO’s cash management system, the Company utilizes available borrowings from the Parent, on an as-needed basis, to fund the clearing of checks as they are presented for payment. As of August 3, 2019 and August 4, 2018, outstanding deposits totaling $2.5 million and $3.3 million, respectively, were included in Due from Parent in the Combined Balance Sheets.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts based on both historical experience and a specific identification basis. Allowances for doubtful accounts on accounts and franchisee receivable balances were $1.2 million and $2.8 million at August 3, 2019 and August 4, 2018. Our accounts receivable balance is comprised of various vendor-related and customer-related accounts receivable. Our franchisee receivable balance is comprised of promissory notes that relate primarily to the sale of assets for our franchised locations.

The Company provides an allowance for losses on franchisee receivables (which consist primarily of franchisee promissory notes) in an amount equal to estimated probable losses net of recoveries. The allowance is based on an analysis of expected future write-offs, existing economic conditions, and an assessment of specific identifiable franchisee promissory notes and other franchisee receivables considered at risk or uncollectible. The expense associated with the allowance for losses on franchisee receivables is recognized as selling and administrative expense. As of August 3, 2019, all franchisee receivables have been fully reserved. Refer to Notes 3 and 4 for further information.

Merchandise Inventories

Merchandise inventories are valued at the lower of cost or market. Merchandise inventories are valued under the retail inventory method, or “RIM,” using primarily a last-in, first-out, or “LIFO,” cost-flow assumption.

Inherent in RIM calculations are certain significant management judgments and estimates including, among others, merchandise markons, markups, markdowns, and shrinkage, which significantly impact the ending inventory valuation at cost and resulting gross margins. The methodologies utilized by us in our application of RIM are consistent for all periods presented. Such methodologies include the development of the cost-to-retail ratios, the groupings of homogeneous classes of merchandise, the development of shrinkage and obsolescence reserves, the accounting for price changes, and the computations inherent in the LIFO adjustment (where applicable). Management believes that RIM provides an inventory valuation that reasonably approximates cost and results in carrying inventory at the lower of cost or market.

In connection with our LIFO calculation, we estimate the effects of inflation on inventories by utilizing external price indices determined by the U.S. Bureau of Labor Statistics. If we had used the first-in, first-out, or “FIFO” method of inventory valuation instead of the LIFO method, merchandise inventories would have been insignificantly higher at August 3, 2019 and August 4, 2018.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

Vendor Rebates and Allowances

We receive rebates and allowances from vendors through a variety of programs and arrangements intended to offset the costs of promoting and selling the vendors’ products. In addition, Transform Holdco (Sears Holdings prior to February 11, 2019) allocates a portion of the rebates and allowances it receives from vendors based on shipments to or sales of the related products to the Company. Vendor payments are recognized and recorded as a reduction to the cost of merchandise inventories when earned and, thereafter, as a reduction of cost of sales and occupancy as the merchandise is sold. Up-front consideration received from vendors linked to purchases or other commitments is initially deferred and amortized ratably to cost of sales and occupancy over the life of the contract or as performance of the activities specified by the vendor to earn the fee is completed.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing facilities and equipment. Maintenance and repairs that do not materially improve or extend the lives of the respective assets are expensed as incurred.

Property and equipment consist of the following:

In thousands	August 3, 2019	August 4, 2018	February 2, 2019
Land	$409	$512	$409
Buildings and improvements	27,834	33,919	30,517
Furniture, fixtures and equipment	17,402	16,257	16,874
Construction in progress	450	912	1,056
Total property and equipment	46,095	51,600	48,856
Less: accumulated depreciation	(31,201)	(31,468)	(31,954)
Total property and equipment, net	$14,894	$20,132	$16,902

Depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method for financial statement purposes and accelerated methods for tax purposes. The range of lives are generally 15 to 25 years for buildings, 3 to 10 years for furniture, fixtures, and equipment, and 3 to 5 years for computer systems and equipment. Leasehold improvements are depreciated over the shorter of the associated lease term or the estimated useful life of the asset. Total depreciation expense was $2.5 million and $3.2 million, for the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including property and equipment, is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, or a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. An impairment loss is recognized when the estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value as determined based on quoted market prices or through the use of other valuation techniques. We recorded impairment charges related to long-lived assets of $0.1 million in the twenty-six weeks ended August 4, 2018, which is included in Impairment of property and equipment in the accompanying Combined Statements of Operations.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

We account for costs associated with location closings in accordance with accounting standards pertaining to accounting for costs associated with exit or disposal activities and compensation. When management makes a decision to close a location, we record a reserve as of that date for the expected inventory markdowns associated with the closing. Prior to the adoption of FASB Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) on February 3, 2019, we also record a liability for future lease costs (net of estimated sublease income) when we cease to use the location. As of August 3, 2019 and August 4, 2018, this liability was approximately $0 and $1.3 million, respectively. See Note 9 for further information.

Leases

We lease certain stores, office facilities, computers and transportation equipment. Prior to the adoption of ASU 2016-02, Leases (Topic 842) on February 3, 2019 the determination of operating and capital lease obligations was based on the expected durations of the leases and contractual minimum lease payments specified in the lease agreements. For certain stores, amounts in excess of these minimum lease payments are payable based upon a specified percentage of sales. Contingent rent was accrued during the period it became probable that a particular store would achieve a specified sales level thereby triggering a contingent rental obligation. Certain leases also include an escalation clause or clauses and renewal option clauses calling for increased rents. Where the lease contains an escalation clause or concession such as a rent holiday, rent expense was recognized using the straight-line method over the term of the lease. See Recently Adopted Accounting Pronouncements and Note 8 below for further information on periods subsequent to the adoption of ASU 2016-02, Leases (Topic 842).

Insurance Programs

Our Parent maintains its own insurance arrangements with third-party insurance companies for exposures incurred for a number of risks including worker’s compensation and general liability claims. In the twenty-six weeks ended August 3, 2019 and August 4, 2018, the Company recorded insurance expense of $2.3 million and $2.1 million, respectively, which was allocated to the Company consistent with the allocations discussed in Notes 1 and 7.

Loss Contingencies

We account for contingent losses in accordance with accounting standards pertaining to loss contingencies. Under accounting standards, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss; or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are refined each accounting period as additional information is known.

Revenue Recognition

Revenues from contracts with customers include sales of merchandise, commissions on merchandise sales made through www.sears.com, Company websites, services and extended-service plans, financing programs, and delivery and handling revenues related to merchandise sold. Revenue is measured based on the amount of fixed consideration that we expect to receive, reduced by estimates for variable consideration such as returns. Revenue also excludes any amounts collected from customers and remitted or payable to governmental authorities. In arrangements where we have multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price.

We recognize revenues from retail operations upon the transfer of control of goods to the customer. We satisfy our performance obligations at the point of sale for retail store transactions and upon delivery for online transactions. We defer revenue for retail store and online transactions including commissions on extended-service plans, where we have received consideration but have not transferred control of the goods to the customer at the end of the period. The performance obligation is generally satisfied in the following reporting period. The balance of deferred revenue was $2.0 million and $2.2 million at August 3, 2019 and August 4, 2018, respectively. The change in deferred revenue represents revenue recognized during the reporting period.

We recognize revenues from commissions on services, and delivery and handling revenues related to merchandise sold, at the point of sale as we are not the primary obligor with respect to such services and have no future obligations for future performance. Commissions earned on services, and delivery and handling revenues, are presented net of related costs because we are acting as an agent in arranging the services for the customer and do not control the services being rendered.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

The Company accepts Transform Holdco (Sears Holdings prior to February 11, 2019) gift cards as tender for purchases and is reimbursed weekly by Transform Holdco for gift cards tendered.

Refund Liability and Right of Return Asset

Revenues from merchandise sales and services are reported net of estimated returns and allowances and exclude sales taxes. The typical return period is 30 days. The refund liability for returns is calculated as a percentage of sales based on historical return percentages and recognized at the transaction price as a reduction of revenues. The refund liability was $1.3 million and $1.9 million at August 3, 2019 and August 4, 2018, respectively. We also recognize a return asset, and corresponding adjustment to cost of sales, for our right to recover the goods returned by the customer, measured at the former carrying amount of the goods, less any expected recovery cost. The right of return asset was $0.5 million and $0.6 million at August 3, 2019 and August 4, 2018, respectively.

At each financial reporting date, we assess our estimates of expected returns, refund liabilities, and return assets.

Cost of Sales and Occupancy

Cost of sales and occupancy is comprised principally of merchandise costs, warehousing and distribution (including receiving and store delivery) costs, retail store occupancy costs, home services and installation costs, warranty cost, royalties payable to Transform Holdco related to our sale of products branded with one of the KENMORE ® , CRAFTSMAN ® , and DIEHARD ® marks (the “KCD Marks”), customer shipping and handling costs, vendor allowances, markdowns, and physical inventory losses. The KCD Marks are owned by, or licensed to, subsidiaries of Transform Holdco.

Selling and Administrative Expenses

Selling and administrative expenses are comprised principally of franchisee commissions, payroll and benefits costs for retail and support employees, advertising, pre-opening costs, and other administrative expenses.

Franchisee Commissions

In accordance with our agreements with our franchisees, we pay commissions to our franchisees on the net sales of merchandise and extended-service plans. In addition, each franchisee can earn marketing support, home improvement referrals, rent support, and other items. Commission costs are expensed as incurred and reflected within selling and administrative expenses. Commission costs were $1.2 million and $3.9 million during the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively. Commission costs vary based on factors including store count, number of dealer and franchise locations, sales mix, sales volume, and commission rates.

Pre-Opening Costs

Pre-opening and start-up activity costs are expensed in the period in which they occur.

Advertising Costs

Advertising costs are expensed as incurred, generally the first time the advertising occurs, and were $7.5 million and $6.0 million for the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively. These costs are included within selling and administrative expenses in the accompanying Combined Statements of Operations.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

Income Taxes

We provide deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities based on currently enacted tax laws. The tax balances and income tax expense recognized by us are based on management’s interpretation of the tax laws of multiple jurisdictions. Income tax expense also reflects our best estimates and assumptions regarding, among other things, the level of future taxable income, tax planning, and any valuation allowance. As of August 3, 2019 and August 4, 2018, a valuation allowance has been recorded for the full amount of the net deferred tax assets. In the future, we may record additional net deferred tax assets; and if future utilization of deferred tax assets is uncertain, we may record additional valuation allowance against such deferred tax assets. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of recent operations. In projecting future taxable income, we begin with historical results and incorporate assumptions including the amount of future federal, state and foreign pre-tax operating income (loss), the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income.

Tax benefits are recognized when they are more likely than not to be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is more likely than not of being recognized upon settlement. We will be subject to periodic audits by the Internal Revenue Service and other state local and foreign taxing authorities. Theses audits may challenge certain of the Company’s tax positions such as the timing and amount of income and deductions and the allocation of taxable income to various tax jurisdictions. We evaluate our tax positions and establish liabilities in accordance with the applicable guidance on uncertainty in income taxes. These tax uncertainties are reviewed as facts and circumstances change and are adjusted accordingly. This requires significant management judgment in estimating final outcomes. Actual results could materially differ from these estimates and could significantly affect the effective tax rate and cash flows in future years. Interest and penalties are classified as income tax expense in the Combined Statements of Operations.

Prior to the 2012 Separation, our taxable income was included in the consolidated federal, state and foreign income tax returns of Sears Holdings or its affiliates. Income taxes in these consolidated financial statements have been recognized on a separate return basis. Under a Tax Sharing Agreement between the Company and Transform Holdco (the “Tax Sharing Agreement”), Transform Holdco is responsible for any federal, state or foreign income tax liability relating to tax periods ending on or before the 2012 Separation; and the Company is responsible for any federal, state or foreign tax liability relating to tax periods ending after the 2012 Separation.

Fair Value of Financial Instruments

We determine the fair value of financial instruments in accordance with standards pertaining to fair value measurements. Such standards define fair value and establish a framework for measuring fair value under GAAP. Under fair value measurement accounting standards, fair value is considered to be the exchange price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. We report the fair value of financial assets and liabilities based on the fair value hierarchy prescribed by accounting standards for fair value measurements, which prioritizes the inputs to valuation techniques used to measure fair value into three levels, as follows:

Level 1 inputs—unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. An active market for the asset or liability is one in which transactions for the asset or liability occurs with sufficient frequency and volume to provide ongoing pricing information.

Level 2 inputs—inputs other than quoted market prices included in Level 1 that are observable, either directly or indirectly, for the asset or liability. Level 2 inputs include, but are not limited to, quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable for the asset or liability, such as interest-rate curves and yield curves observable at commonly quoted intervals, volatilities, credit risks, and default rates.

Level 3 inputs—unobservable inputs for the asset or liability.

Cash and cash equivalents, accounts payable, accrued expenses (Level 1), and accounts and franchisee notes receivable are reflected in the balance sheets at cost, which approximates fair value due to the short-term nature of these instruments. The carrying value of long-term notes receivable approximates fair value.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

We may be required, on a nonrecurring basis, to adjust the carrying value of the Company’s long-lived assets. When necessary, these valuations are determined by the Company using Level 3 inputs. These assets are subject to fair value adjustments in certain circumstances as when there is evidence that impairment may exist. As disclosed in Note 1, the Company recorded impairment charges of $0.0 million and $0.1 million on its property and equipment in the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively. The Company utilized Level 3 inputs to measure the fair value of property and equipment, and intangible assets.

Recently Adopted Accounting Pronouncements

ASU 2016-02 “Leases (Topic 842)”

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)”, which establishes a right-of-use model and requires an entity that is a lessee to recognize the right-of-use assets and liabilities arising from leases on the balance sheet. ASU No. 2016-02 also requires disclosures about the amount, timing, and uncertainty of cash flows arising from leases. Leases will be classified as finance or operating, with classification affecting both the pattern and classification of expense recognition in the statements of earnings. This guidance was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842; and ASU No. 2018-11, Targeted Improvements. ASU No. 2016-02 and subsequent updates require a modified retrospective transition, with the cumulative effect of transition, including initial recognition of lease assets and liabilities for existing operating leases, as of (i) the effective date or (ii) the beginning of the earliest comparative period presented. These updates also provide a number of practical expedients for implementation which we are applying, as discussed below.

On February 3, 2019, we early adopted ASU 2016-02 and subsequent updates, collectively referred to as Topic 842, using the modified retrospective transition method. We are using the package of practical expedients that allows companies to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any expired or existing leases. We have made accounting policy elections to treat the lease and non-lease components of leases as a single lease component and to exempt leases with an initial term of twelve months or less from balance sheet recognition. Consequently, short-term leases are expensed over the lease term. We did not elect to adopt the hindsight practical expedient and, therefore, will maintain the lease terms previously determined under ASC 840.

The most significant and material impact of adoption was the recognition of right-of-use (“ROU”) assets and lease liabilities on our balance sheet for operating leases. As a result of adopting Topic 842 in our 2019 fiscal year, we recognized an operating ROU asset and lease liability of $116.0 million and $116.5 million, respectively. Existing prepaid rent, accrued rent, and deferred rent were recorded as an offset to our gross operating lease right of use assets. The standard did not have a material impact on our results of operations or cash flows.

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) 605, Revenue Recognition. Several additional ASUs have subsequently been issued amending and clarifying the standard. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step process to achieve that core principle and to determine when and how revenue is recognized. The updates may be applied retrospectively for each period presented or as a cumulative effect adjustment at the date of adoption.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

We adopted this standard on February 4, 2018, using the modified retrospective approach. The impact of the adoption of ASU 2014-09 on our combined financial statements is as follows:

•	Our revenue is primarily generated from the sales of merchandise to customers through the retail, e-commerce or wholesale channels. Our performance obligations underlying such sales, and the timing of revenue recognition related thereto, remain substantially unchanged following the adoption of this ASU.

•	The adoption of ASU No. 2014-09 requires that we recognize our sales return allowance on a gross basis rather than as a net liability. As such, we now recognize (i) a return asset for the right to recover the goods returned by the customer, measured at the former carrying amount of the goods, less any expected recovery costs (recorded as an increase to prepaid expenses and other current assets), (ii) a return liability for the amount of expected returns (recorded as an increase to other current liabilities), and (iii) deferred revenue for commissions earned on extended protection agreements (recorded as an increase to other current liabilities).

We have made accounting policy elections to (1) exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer (sales tax, value added tax, etc.) and (2) account for shipping and handling activities performed after a customer obtains control of the good as activities to fulfill the promise to transfer the good.

We applied ASU No. 2014-09 only to contracts that were not completed prior to fiscal year 2018. The cumulative effect of applying ASU No. 2014-09 was immaterial. The comparative prior period information continues to be reported under the accounting standards in effect during those periods.

NOTE 2—NET SALES

During the twenty-six weeks ended August 3, 2019 and August 4, 2018, approximately 99% and 98% of our net sales, respectively, were generated in the United States.

Net sales of merchandise and services were as follows:

	26 Weeks Ended
In thousands	August 3, 2019	August 4, 2018
Merchandise	$213,568	$233,958
Services	16,814	19,632
Other	3,757	2,961
Net sales	$234,139	$256,551

NOTE 3—ACCOUNTS AND FRANCHISEE RECEIVABLES AND OTHER ASSETS

Accounts and franchisee receivables and other assets consist of the following:

In thousands	August 3, 2019	August 4, 2018	February 2, 2019
Short-term franchisee receivables	$379	$640	$393
Miscellaneous receivables	1,131	6,802	2,027
Long-term franchisee receivables	813	5,203	930
Other assets	798	417	458
Allowance for losses on short-term franchisee receivables	(379)	(330)	(394)
Allowance for losses on long-term franchisee receivables	(813)	(2,503)	(930)
Net accounts and franchisee receivables and other assets	$1,929	$10,229	$2,484

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4—ALLOWANCE FOR LOSSES ON FRANCHISEE RECEIVABLES

The allowance for losses on franchisee receivables consists of the following:

In thousands	August 3, 2019	August 4, 2018	February 2, 2019
Allowance for losses on franchisee receivables, beginning of period	$1,324	$3,092	$3,092
Provisions during the period	19	99	2,893
Write off of franchisee receivables	(151)	(358)	(4,607)
Allowance for losses on franchisee receivables, end of period	$1,192	$2,833	$1,324

On November 2, 2018, the Company and a franchisee entered into a transaction consisting of agreements that terminated all of the franchisee’s franchise agreements and sublease arrangements for 21 franchised locations. The agreements provided that the franchisee transferred ownership of all assets, management of stores, and certain rights to property leases. The assets the Company purchased included all store furniture, fixtures, and equipment. As of the transaction date, the franchisee was the obligor on promissory notes to the Company with a total carrying value, net of reserves, of $2.7 million. As part of the transaction, the Company waived the remaining unpaid principal on these promissory notes. During the second half of fiscal year 2018, the Company recognized a loss of $2.7 million on the transaction.

NOTE 5—OTHER CURRENT AND LONG-TERM LIABILITIES

Other current and long-term liabilities consist of the following:

In thousands	August 3, 2019	August 4, 2018	February 2, 2019
Customer deposits	$1,961	$1,905	$1,533
Sales and other taxes	2,532	5,732	4,927
Accrued expenses	7,503	10,653	11,751
Payroll and related items	5,229	5,691	7,593
Store closing and severance costs	-	1,309	213
Total other current and long-term liabilities	$17,225	$25,290	$26,017

NOTE 6—INCOME TAXES

The Business is included in the Parent’s federal, state and local income tax returns and in its own Puerto Rico partnership return with its corresponding pass through taxable income included in the Parent’s Puerto Rico corporate income tax return. For purposes of these carve-out financial statements, income taxes related to the Business have been presented as if it were a separate taxpayer. Under this approach, the Business determines its current tax liability, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction. Current income taxes payable for any federal, state, or foreign income taxes are reported in the period incurred.

Income tax expense in the carve-out statement of operations represents the sum of current tax and deferred tax. Income taxes are presented on a separate tax return basis as if the Business were a standalone entity. The financial statement presentation assumes that in the event a tax attribute was utilized on a combined return of the Parent, the Business has not realized the benefits of the tax attribute unless it could realize the benefit as a standalone taxpayer. Likewise, in the event the Business could utilize a tax attribute on a standalone basis, the Business has realized the benefits of the tax attribute even though it may not have been utilized on the Parent’s combined return.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

Tax attributes such as net operating loss carryovers have been recognized by the Parent and by the Business. Because the Business is part of the same legal entity that generated many of these tax attributes, the Parent has estimated the amount of certain attributes attributable to the Business. These attributes may not be transferred in certain transactions.

We account for uncertainties in income taxes according to accounting standards for uncertain tax positions. The Company is present in a large number of taxable jurisdictions and, at any point in time, can have tax audits underway at various stages of completion in one or more of these jurisdictions. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Unrecognized tax benefits are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closings of statutes of limitation. Such adjustments are reflected in the tax provision as appropriate. For the twenty-six weeks ended August 3, 2019 and August 4, 2018, no unrecognized tax benefits have been identified and reflected in the Unaudited Combined Financial Statements.

We classify interest expense and penalties related to unrecognized tax benefits and interest income on tax overpayments as components of income tax expense. As no unrecognized tax benefits have been identified and reflected in the Unaudited Combined Financial Statements, no interest or penalties related to unrecognized tax benefits are reflected in the Combined Balance Sheets or Statements of Operations.

We account for income taxes in accordance with accounting standards for such taxes, which require that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. Accounting standards also require that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax assets will not be realized.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to realize the benefit of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss for the three years ended February 2, 2019. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future income. On the basis of this analysis, management has established a full valuation allowance to offset the net deferred tax assets that are not expected to be realized. Management will continue to evaluate objective and subjective evidence for changes in circumstances that cause a change in judgment about the realizability of the deferred tax assets.

The operations of the Business are included in the SHO’s federal, state and city income tax returns in the United States and foreign tax returns in Puerto Rico as well as its own partnership return in Puerto Rico. SHO was also a part of the Sears Holdings combined state returns for the years ended February 2, 2013 and February 1, 2014. SHO has completed its federal audit for the tax return ended January 30, 2016 and all matters have been resolved. Currently, SHO is under audit for one separate state returns for fiscal years 2013 through 2016.

NOTE 7—RELATED PARTY AGREEMENTS AND TRANSACTIONS

As the Company is a carve-out business of SHO, SHO and its subsidiaries would be considered related parties to the Company. As discussed in Note 1, SHO provides certain buying, distribution, and administrative services to the Company on a centralized basis including finance, legal, information technology, human resources, corporate services, and other overhead functions. If not billed directly to the Company, these costs are allocated to the Company to approximate the Company’s proportionate share of such costs and expenses. Allocated costs and expenses include shared occupancy space, interest expense, corporate payroll, business process outsourcing, and liability insurance. The Company is charged for purchases of merchandise made from SHO.

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

Employees of the Company participate in benefit plans that are sponsored by SHO. See Note 11 – Defined Contribution Plan for more information. SHO also provides stock-based compensation for management of the Company.

Transactions with Parent for the twenty-six weeks ended August 3, 2019 and August 4, 2018, consist of the following:

In thousands	August 3, 2019	August 4, 2018
Net Commissions from Transform Holdco	9,952	$11,153
Purchases from Transform Holdco related to cost of sales and occupancy	21,209	59,528
Services from Transform Holdco included in selling and administrative	1,042	7,207
Cost of sales and occupancy cost allocations from Parent	27	27
Selling and administrative cost allocations from Parent	3,308	6,853
Interest expense allocation from Parent	1,777	2,033

The Company depends on SHO to provide key products and services to the Company and SHO depends on Transform Holdco (Sears Holdings prior to Transform Holdco acquiring most of the operating assets and assuming the related operative agreements and obligations of Sears Holdings from bankruptcy in mid-February 2019) for most of its key products and services. As of August 3, 2019 and August 4, 2018, the Company recorded $0.1 million and $3.9 million of payable to related party representing an allocation of the Company’s portion of the amount owed by SHO to Transform Holdco (Sears Holdings from bankruptcy in mid-February 2019).

We have subleases with Transform Holdco (as assignee) for 19 locations and 25 locations as of August 3, 2019 and August 4, 2018, respectively. We had rent expense paid to Sears Holdings (Transform Holdco after February 11, 2019) of $2.1 million and $3.8 million in the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively.

NOTE 8—LEASES

We lease retail locations, office space, and vehicles. We consider various factors such as market conditions and the terms of any renewal options that may exist to determine whether we will renew or replace the lease. A majority of our leases have remaining lease terms of one to ten years, typically with the option to extend the leases for up to five years. Some of our leases may include the option to terminate in less than five years. If we are reasonably certain to exercise the option to extend a lease, we will include the extended terms in the operating lease right-of-use asset and operating lease liability. Real estate taxes, insurance, maintenance, and operating expenses applicable to the leased property are our obligations under the lease agreements.

Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of, and for the respective twenty-six weeks ended, August 3, 2019 and August 4, 2018, the effects of finance leases on the Combined Balance Sheets and Statements of Operations were immaterial. Accordingly, we did not separately disclose the impact of finance leases throughout the rest of this Note 8.

The gross amounts of assets and liabilities related to operating leases are as follows:

Thousands	Balance Sheet Caption	August 3, 2019
Assets:
Operating lease assets	Operating lease right-of-use assets	$107,714

Liabilities:
Operating lease liabilities	Current operating lease liabilities	$29,616
Operating lease liabilities	Long-term operating lease liabilities	77,881

Total lease liabilities		$107,497

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

The components of lease costs are as follows:

Thousands	Statement of Operations Caption	26 Weeks Ended August 3, 2019
Operating lease cost	Cost of sales and occupancy	$22,202

ASU 2016-02 requires a secured incremental borrowing rate as the discount rate for present value of lease payments. Lease terms and discount rates are as follows:

August 3, 2019
Weighted Average Remaining Lease Term (Years)
Operating leases	3.6

Weighted Average Discount Rate:
Operating leases	10.3%

The approximate future minimum lease payments under operating leases at August 3, 2019 are as follows:

Fiscal Year (thousands)
Remainder of 2019	$18,173
2020	30,766
2021	27,510
2022	20,124
2023	11,142
Thereafter	5,827

Total lease payments	113,542
Less imputed interest	6,045

Net Minimum Lease Payments	$107,497

Other lease information as follows:

Thousands	26 Weeks Ended August 3, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$21,623

SEARS HOMETOWN AND OUTLET STORES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9—STORE CLOSING CHARGES

Accelerated Closed Store Charges

Our Parent completed steps to reduce costs, make the best use of capital, and improve our profitability by closing, or seeking the closure of under-performing stores.

In accordance with accounting standards governing costs associated with exit or disposal activities, expenses related to future rent payments for which we no longer expect to receive any economic benefit are accrued when we cease to use the leased space and have been reduced for estimated sublease income.

Accelerated (prior to lease expiration) store closure costs for the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively, were as follows:

In thousands	Lease Termination Costs (1)	Inventory Related (1)	Impairment and Accelerated Depreciation (2)	Other Charges (3)	Total Store Closing Costs
26 weeks ended August 3, 2019	$-	-	-	-	-
26 weeks ended August 4, 2018	$-	$-	$-	$-	$-

(1)	Recorded within cost of sales and occupancy in the Combined Statements of Operations. Lease termination costs are net of estimated sublease income, and include the reversal of closed store reserves when a lease agreement is terminated for an amount less than the remaining reserve established for the store.
(2)	Recorded within depreciation and amortization in the Combined Statements of Operations.
(3)	Recorded within selling and administrative in the Combined Statements of Operations.

Closed Store Reserves

The store closing reserves included within other current liabilities in the Balance Sheets, consists of the following:

In thousands	August 3, 2019	August 4, 2018	February 2, 2019
Store closing and severance costs reserve, beginning of period	$213	$3,180	3,180
Store closing (recovery) costs	-	-	(361)
Payments/utilization	(213)	(1,871)	(2,606)
Store closing and severance costs reserve, end of period	$-	$1,309	213

NOTE 10—SALE OF ASSETS

On July 12, 2019, we completed the sale of a property in West Haven, Connecticut. The sale price of the property was $2.9 million net of closing costs, and we recorded a gain on the sale of approximately $2.2 million when the sale was completed in accordance with the terms and conditions of the Purchase and Sale Agreement.

NOTE 11 — DEFINED CONTRIBUTION PLAN

Our Parent sponsors a Sears Hometown and Outlet Stores, 401(k) savings plan for employees meeting service eligibility requirements which offers a discretionary matching contribution. In both of the twenty-six weeks ended August 3, 2019 and August 4, 2018, the Company incurred expenses for the retirement savings plan in the amount of $0.3 million. The expense was allocated to the Company consistent with the allocations discussed in Note 7- Related Party Agreements and Transactions.

SEARS OUTLET STORES

(a carve-out business of Sears Hometown and Outlet Stores, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands)

NOTE 12—COMMITMENTS AND CONTINGENCIES

We are subject to various legal and governmental proceedings arising out of the ordinary course of business, the outcome of which, individually and in the aggregate, in the opinion of management, would not have a material adverse effect on our business, financial position, results of operations, or cash flows.

NOTE 13 — SUBSEQUENT EVENTS

On October 23, 2019, SHO completed the sale of the Company, including substantially all of the assets and liabilities comprising SOS, to Franchise Group Newco S, LLC (the “Purchaser”), an indirect subsidiary of (formerly known as Liberty Tax, Inc.) pursuant to an Equity and Asset Purchase Agreement, dated as of August 27, 2019. Pursuant to the terms of the Purchase Agreement, the Purchaser paid SHO an aggregate purchase price, after giving effect to a customary working capital adjustment, of $119,960 in cash, and in addition reimbursed SHO for certain costs it incurred in connection with the Outlet Sale and certain employee payments and insurance costs incurred by SHO in connection with the Merger.